Exhibit 99.1

PRESS RELEASE

Contact:	Mark E. Hood
SVP, Finance & Administration (314-633-7255)

Panera Bread Reports System-Wide Comparable Bakery-Cafe Sales Increased 1.9%
for the Four Weeks Ended April 19, 2003

St. Louis, MO, May 8, 2003 – Panera Bread Company (Nasdaq:PNRA) today reported that system-wide comparable bakery-cafe sales increased 1.9% for the four weeks ended April 19, 2003. The breakdown between company-owned and franchised bakery-cafes is as follows:

	For the 4 weeks	For the 16 weeks
	ended April 19, 2003	ended April 19, 2003

Company-owned	3.7%	0.4%
Franchised	1.3%	0.1%
Total System	1.9%	0.2%

Average system-wide weekly sales (excluding the one specialty bakery-cafe and closed locations) increased 3.2% to $35,478 for the four weeks ended April 19, 2003 compared to $34,376 for the four weeks ended April 20, 2002. Average system-wide weekly sales (excluding the one specialty bakery-cafe and closed locations) increased 1.6% to $34,825 for the sixteen weeks ended April 29, 2003, compared to $34,264 for the sixteen weeks ended April 20, 2002.

Sales in the current period benefited from the shift in Easter, which was in the current period in 2002, but will fall into the subsequent reporting period in 2003.

The Company plans to report first quarter results before the opening of market trading on May 15, 2003 and will discuss the results in a call that will be broadcast on the internet at 1:00 PM Central Daylight Time that same day.

Panera Bread Company owns and franchises bakery-cafes under the Panera Bread and Saint Louis Bread Co. names. The company is a leader in the emerging specialty bread/cafe category due to its unique bread combined with a quick, casual dining experience. Additional information is available on the company’s website, www.panerabread.com.

Matters discussed in this news release, including any discussion or impact, express or implied, on the Company’s anticipated growth, operating results and future earnings per share contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The statements identified by the words “believe”, “positioned”, “estimate”, “project”, “target”, “continue”, “will”, “intend”, “expect”, “future”, “anticipates”, and similar expressions express management’s present belief, expectations or intentions regarding the Company’s future performance. The Company’s actual results could differ materially from those set forth in the forward-looking statements due to known and unknown risks and uncertainties and could be negatively impacted by a number of factors. These factors include but are not limited to the following: the availability of sufficient capital to the Company and the developers party to franchise development agreements with the Company; variations in the number and timing of bakery-cafe openings; public acceptance of new bakery-cafes; competition; national and regional weather conditions; changes in restaurant operating costs, particularly food and labor; and other factors that may affect retailers in general. These and other risks are discussed from time to time in the Company’s SEC reports, including its Form 10-KA for the year ended December 28, 2002.